                                                                    Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Suprema Specialties, Inc.
Paterson, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 9, 1999, relating to the consolidated financial statements of Suprema Specialties, Inc., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our reports dated August 9, 1999, relating to the consolidated financial statements and schedule of Suprema Specialties, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman
-----------------------
BDO Seidman, LLP
Woodbridge, New Jersey
May 9, 2000